Entergy
639 Loyola Avenue
New Orleans, LA  70113

News Release

Date:	Sept. 18, 2012

For Release:	Immediately

Contact:	Michael Burns (News Media) 504-576-4238 mburns@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Exhibit 99.1

Entergy Provides Hurricane Isaac Update

New Orleans, La. – After slow-moving Hurricane Isaac struck southeastern Louisiana in late August, leaving more than 787,000 customers from Louisiana, Mississippi and Arkansas without electricity, Entergy Corporation (NYSE: ETR) today provided an update on preliminary financial effects, liquidity resources and recovery initiatives.

Total restoration costs for the repair and/or replacement of the electrical facilities in areas with damage from Hurricane Isaac are estimated to be in the range of $400 million to $500 million. Each utility company is responsible for its restoration cost obligations and for recovering its storm-related costs. While Entergy also expects temporary power outages associated with Isaac to reduce reported revenues for the current quarter in the heavily affected service territories, Entergy believes total liquidity available to the utility companies is sufficient to meet their current obligations.

All reasonable avenues for storm cost recovery are under consideration, including but not limited to accessing funded storm reserves, securitization or other alternative financing, traditional retail recovery on an interim and permanent basis and insurance, to the extent coverage is available and deductibles are met.

-more-

Entergy Provides Hurricane Isaac Update

Sept. 18, 2012

Hurricane Isaac Assessment

Hurricane Isaac made two landfalls in Louisiana, both south of the city of New Orleans. The first was just southwest of the mouth of the Mississippi River in Plaquemines Parish and occurred the evening of Aug. 28, 2012, and the second was just west of Port Fourchon and occurred in the early hours of Aug. 29 with maximum sustained winds of 80 miles-per-hour. The storm caused significant outages in Louisiana and Mississippi, and later in Arkansas. Its slow crawl along coastal Louisiana parishes caused high winds, storm surge and rain squalls that relentlessly pounded southeastern Louisiana over a two-day period causing extensive damage including flooding in several areas.

Isaac left more than 787,000 customers without power (non-coincident peak), making it the fourth-most significant storm in Entergy’s history in terms of outages. The only storms with larger outages have been Hurricane Katrina with 1.1 million affected customers, Hurricane Gustav with 964,000 affected customers and Hurricane Rita with 800,000 affected customers.

Once conditions after Isaac were safe to commence restoration, crews safely restored power to more than 85 percent of customers within five days (in fact, 92 percent). By comparison, it took seven days to reach the 85 percent restoration level for Hurricane Ike in 2008, eight days for Gustav in 2008, 13 days after Rita in 2005, and 16 days following Katrina in 2005, excluding extended restoration customers (Katrina, in particular, left over 122,000 customers incapable of taking electricity service).

Statistics on Hurricane Isaac’s restoration are included in Appendix A to this release.

-more-

Entergy Provides Hurricane Isaac Update

Sept. 18, 2012

Entergy’s utilities experienced extensive damage to their distribution systems as a result of Hurricane Isaac. Based on preliminary estimates, counted as damaged or destroyed are 4,500 poles and 2,000 transformers. Isaac also knocked 95 transmission lines out of service along with 144 substations. No material damage at the utilities’ fossil or nuclear power plants has yet been identified, but detailed assessments are under way.

As of 1:00 p.m. yesterday, 94 of the 95 affected transmission lines and 142 of the 144 affected substations had been restored.

Preliminary Hurricane Isaac Financial Effects

Total restoration costs for the repair and/or replacement of the electrical facilities in areas with damage from Hurricane Isaac are estimated to be in the range of $400 million to $500 million. Estimated amounts for Entergy’s utility companies that were significantly affected by Isaac are shown in Table 1.

Table 1: Preliminary Hurricane Isaac Restoration Costs by Company
(U.S. $ in millions)
Company	Estimated Amount
Entergy Arkansas	10
Entergy Gulf States Louisiana	70 – 90
Entergy Louisiana	240 – 300
Entergy Mississippi	30 – 40
Entergy New Orleans	50 – 60
Total	400 – 500

Entergy also expects temporary power outages associated with Isaac to reduce reported revenues for the current quarter in the heavily affected service territories.

-more-

Entergy Provides Hurricane Isaac Update

Sept. 18, 2012

Recovery Initiatives

Entergy’s utilities are considering all reasonable avenues to recover storm-related costs from Isaac, including but not limited to accessing funded storm reserves, securitization or other alternative financing, traditional retail recovery on an interim and permanent basis and insurance, to the extent coverage is available and deductibles are met. Entergy noted that it is unable to predict the degree of success it may have in these initiatives and the amount of restoration costs it may recover or the timing of such recovery, although Entergy believes that utilities are entitled to recover prudently incurred storm costs in accordance with applicable regulatory and legal principles.

Liquidity

Each utility company is responsible for its restoration cost obligations and for recovering its storm-related costs. As of Aug. 31, 2012, the utility companies had in aggregate $503 million of cash and cash equivalents on hand, $322 million of funded cash storm reserves and $740 million of available credit capacity under revolving credit facilities, subject to debt covenants (discussed below) and financing authority limits. The Entergy System money pool arrangement, whereby the utility companies may seek to borrow from other participants, provides another potential source of liquidity to the affected utility companies, also subject to the short-term borrowing authority limits. Entergy believes the total liquidity available to the affected utility companies from these sources is sufficient to meet their current obligations, and can be further augmented by unused long-term debt authority, subject to debt covenants.

-more-

Entergy Provides Hurricane Isaac Update

Sept. 18, 2012

Entergy also noted that it had additional liquidity and other financing sources that could be available to the utility companies under certain circumstances. These sources include additional cash on hand at the parent and other subsidiaries and $1.7 billion of undrawn capacity under the Entergy Corporation revolving credit facility as of the end of August 2012. Entergy Corporation’s revolving credit facility requires it to maintain a consolidated debt ratio of 65 percent or less of its total capitalization. The credit facilities for the utility companies have similar covenants. Entergy Corporation also has a $500 million commercial paper program authorized by the board of directors, which provides a potential alternative source of capital to the undrawn capacity under the revolving credit facility.

The Entergy utility companies and consolidated cash position and available short-term and long-term financing authority by utility company are outlined in Appendix B.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation's leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees.

Additional investor information can be accessed online at
www.entergy.com/investor_relations

-more-

Entergy Provides Hurricane Isaac Update

Sept. 18, 2012

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy Corporation’s Form 10-K for the year ended December 31, 2011; (ii) Entergy Corporation’s Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012; and (iii) Entergy Corporation’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy Corporation and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings; and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy Corporation’s electric transmission business with a subsidiary of ITC Holdings Corp. Entergy Corporation cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals and approval by ITC Holdings Corp. shareholders.

-more-

Entergy Provides Hurricane Isaac Update

Sept. 18, 2012

Appendix A provides Hurricane Outage Restoration Statistics

Appendix A: Outage Restoration Statistics – Retail Electric Customers
Number of Outages	Isaac	Gustav	Ike	Katrina	Rita
Retail electric customers (in thousands) (a)	787	964	705	1,091	800
Number of days to restore 85% of customers (b)	5	8	7	16	13
(a) Non-coincident peak.
(b) Excludes extended restoration customers not capable of taking service.

Appendix B provides Liquidity Sources and Financing Authority

Appendix B: Liquidity Sources and Financing Authority (subject to debt covenants) As of Aug. 31, 2012
(U.S. $ in millions)
Company	Cash and Cash Equivalents	Funded Cash Storm Reserves	Available Bank Line Capacity	Available Short-Term Authority	Available Long-Term Authority
Entergy Arkansas	7	-	170	250 (c)	675 (d)
Entergy Gulf States Louisiana	177	87	150	200	1,520
Entergy Louisiana	185	187	200	250	1,300
Entergy Mississippi	24	32	70	175 (c)	759
Entergy New Orleans	-	16	-	87	233
Entergy Texas	57	-	150	200	274
System Energy Resources	-	-	-	157	870
Other	53	-	-	-	-
Total Utility Companies	503	322	740	1,319	5,631
Entergy Corporation and all other subsidiaries	603	-	1,747 (e)	(f)	(f)
Entergy Consolidated	1,106	322	2,487	1,319	5,631

(c) $20 million of Entergy Arkansas’ available bank line capacity and $70 million of Entergy Mississippi’s available bank line capacity would count against available short-term borrowing authority if drawn.

(d) Reflects $450 million of unsecured/first mortgage bond authority and $225 million of long-term debt authority.
(e) Board-authorized $500 million commercial paper program provides an alternative source to revolver borrowings.
(f) None required.